UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 22, 2018

WCF BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Iowa	001-37832	81-2510023
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

401 Fair Meadow Drive, Webster City, Iowa	50595
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (515) 832-3071

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 22, 2018, WCF Bancorp, Inc. (the "Company") announced the retirement of Stephen L. Mourlam as President and Chief Executive Officer of the Company and WCF Financial Bank (the "Bank"), effective August 27, 2018.  Mr. Mourlam will continue as an employee of the Bank to assist his successor with the transition until December 31, 2018 and will remain on the Board of Directors of the Company and the Bank.

(c) On August 22, 2018, the Company also announced the hiring of Michael R. Segner, age 59,  as President and Chief Executive Officer of the Company and the Bank, effective August 27, 2018.  Prior to his employment with the Company and the Bank, Mr. Segner served as President and Chief Executive Officer of Peoples Trust & Savings Bank, Clive, Iowa from 2008 until February 15, 2018 (which was the effective time of the acquisition of Peoples Trust & Savings Bank by Rigler Investment Co.).  Mr. Segner is not a party to any transaction with the Company or the Bank that would require disclosure under Item 404(a) of Securities and Exchange Commission Regulation S-K.

On August 27, 2018, the Bank and Mr. Segner entered into an employment agreement in connection with his hiring as President and Chief Executive Officer (the "Employment Agreement").  The term of the Employment Agreement will be for one year and will renew annually, provided that the Board of the Directors of the Bank approves the renewal after conducting a performance evaluation of Mr. Segner.  Mr. Segner will receive a base salary of $172,500 per year and will be eligible to receive an annual incentive bonus at a target amount equal to 20% of base salary, payable as follows: (1) 50% would be paid in a lump sum as soon as practicable following the end of the annual performance period; and (2) 50% would be paid in the form of restricted stock and/or stock option grants under the Company's 2017 Equity Plan.  The actual amount of Mr. Segner's annual incentive bonus will depend on the achievement of the annual performance goals established by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee").  The 20% target bonus percentage will be reviewed periodically, which may be increased at the discretion of the Compensation Committee.  In addition, Mr. Segner will be eligible to participate in the employee benefit plans offered by the Bank, and will be reimbursed for reasonable business expenses incurred, including relocation expenses up to $10,000, provided, however, that if Mr. Segner resigns without "good reason" before the one-year anniversary of his date of hire, he must repay the relocation benefit to the Bank.

If Mr. Segner's employment is terminated by the Bank without "cause" or he voluntarily resigns for "good reason" (as such terms are defined in the Employment Agreement and hereinafter referred to as a "qualifying termination event") and such qualifying termination event is not in connection with a change in control, he would receive a cash lump sum payment equal to the sum of the: (1) amount of base salary that he would have earned had he remained employed with the Bank for 12 months; and (2) estimated cost of providing medical and dental insurance coverage maintained by the Bank for Mr. Segner and his family in effect as of his date of termination for 12 months.

If Mr. Segner's qualifying termination event occurs on or after a change in control of the Company or the Bank, he would receive (in lieu of the aforementioned severance benefits) a cash lump sum payment equal to the sum of: (1) one times the sum of his highest base salary and highest target bonus paid to or earned by Mr. Segner during the year of the change in control or either of the two calendar years immediately preceding the change in control; and (2) the estimated cost of providing medical and dental insurance coverage maintained by the Bank for Mr. Segner and his family in effect as of the change in control for 12 months.

Mr. Segner agrees that while employed and for period of 12 months following his termination of employment for any reason (except if such termination occurs on or after a change in control), he will be subject to non-competition and non-solicitation covenants.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement that is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.

(d) On August 22, 2018, the Board of Directors of the Company and the Bank each appointed Michael R. Segner as a member of the Board of Directors.  As an executive officer of the Company, Mr. Segner will not serve on any committees of the Board of Directors of the Company.

(e) The response to this item is incorporated by reference to (c) above.

A copy of the press release, dated August 24, 2018, announcing the management succession is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired. None.

(b)	Pro forma financial information. None.

(c)	Shell company transactions: None.

(d)	Exhibits.
	10.1 99.1	Employment Agreement by and between WCF Financial Bank and Michael R. Segner dated August 27, 2018. Press release dated August 24, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WCF BANCORP, INC.
DATE: August 28, 2018	By:	/s/ Thomas J. Hromatka
Thomas J. Hromatka
Chairman